Exhibit 5.1

REEDER & SIMPSON P.C.

Attorneys-at-Law

RRE Commercial Center		Raymond E. Simpson
P.O. Box 601		53-55 Akti Miaouli, 6th floor
Majuro, MH 96960, Marshall Islands		185 36 Piraeus, Greece
Telephone:		Telephone:
	+692 625 3602		+30 210 429 3323
Fax:	+692 625 3603	Fax:	+30 210 941 4790
E-mail:	dreeder@ntamar.net	E-mail:	simpson@otenet.gr
		Mobile phone:	+30 6945 465 173

February 11, 2015

Navios Maritime Partners L.P.

Attention: Angeliki Frangou

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo, MC 98000 Monaco

Re:	Navios Maritime Partners L.P. Public Offering of Common Units representing limited partnership interests

Ladies and Gentlemen:

We have acted as Marshall Islands counsel to Navios Maritime Partners L.P., a Marshall Islands limited partnership (the “Partnership”), in connection with (i) the Partnership’s public offering of 4,600,000 of its common units representing limited partnership interests (the “Securities”) (such number including the full exercise of the option to purchase 600,000 additional common units by the Underwriters (as defined below)), (ii) the Underwriting Agreement dated February 6, 2015 (the “Underwriting Agreement”) between the Partnership, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters (collectively, the “Underwriters”) and (iii) the registration statement (File No. 333-192176), including the prospectus of the Partnership dated January 15, 2014 as supplemented by the prospectus supplement dated February 6, 2015 (together, the “Prospectus”), with respect to the offering of the Securities included therein (as amended, collectively, the “Registration Statement”).

This opinion has been prepared for use in connection with the filing by the Partnership of a Current Report on Form 6-K which will be incorporated by reference into the Registration Statement and Prospectus.

In connection with this opinion, we have examined such documents as may be required to issue this opinion including the Partnership’s operational documentation and certain resolutions adopted by the Partnership’s Board of Directors relating to the offering of the Securities and such other documents or records of the proceedings of the Partnership as we have deemed relevant, and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Securities are duly authorized and, when issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Our opinion is limited to the Limited Partnership laws of the Republic of the Marshall Islands, and we express no opinion with respect to the laws of any other jurisdiction. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the laws of the Republic of the Marshall Islands.

We have relied as to certain matters on information obtained from public officials, officers of the Partnership, and other sources believed by us to be responsible.

This opinion is issued solely for and may be relied upon solely by the Partnership and is not to be made available to, or relied upon by, any other person, firm or entity without our express consent in writing.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the above described 6-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Reeder & Simpson P.C.

By:	/s/ Raymond E. Simpson